Exhibit 99.1

News from Xerox

For Immediate Release
Xerox Corporation
201 Merritt 7
Norwalk, CT   06851-1056
Tel    +1-203-968-3000
Xerox Reports Third-Quarter 2017 Earnings

•	GAAP EPS from continuing operations of 67 cents up one cent year-over-year; adjusted EPS of 89 cents up five cents year-over-year

•	Total revenue of $2.5 billion, down 5.0 percent or 5.9 percent in constant currency year-over-year

•	Adjusted operating margin of 12.2 percent, down 0.4 points year-over-year

•	Cash flow reflects continued good results excluding higher year-over-year pension contributions

•	Affirms full-year revenue and adjusted operating margin guidance; raises lower-end of EPS guidance

•	Updates operating cash flow guidance to reflect the net impact of higher operational cash flow, incremental pension contributions and the elimination of certain accounts receivable sales programs

NORWALK, Conn., Oct. 26, 2017 - Xerox (NYSE: XRX) today announced its third-quarter 2017 financial results.

“We posted another solid quarter of earnings, margins, and cash flow in line with our expectations, supported by our on-going Strategic Transformation initiatives,” said Jeff Jacobson, Xerox chief executive officer. “Revenue decline improved sequentially which we expect to carry through the rest of the year.” Jacobson added, “All 29 of our new ConnectKey®-enabled office products are now available and shipping to large and small customers around the globe; momentum is building, as expected, entering the last quarter of the year.”

The company delivered third-quarter 2017 GAAP earnings per share (EPS) from continuing operations of 67 cents, up 1.5 percent year-over-year. Adjusted EPS was 89 cents, up 6.0 percent year-over-year, and excludes 22 cents per share of after-tax costs related to the amortization of intangibles, restructuring and related costs, and certain retirement-related costs.

Revenues were $2.5 billion in the quarter, down 5.0 percent or 5.9 percent in constant currency. Post sale revenue was 79 percent of total revenue.

Third-quarter adjusted operating margin was 12.2 percent, down 0.4 points year-over-year.

	EPS from continuing operations	Gross Margin	SAG as % of Revenue	Effective Tax Rate
GAAP Better/(Worse) Year-over-Year	$0.67 $0.01	39.6% 0.2 pts	26.0% (0.7) pts	10.8% 6.1 pts
Adjusted Better/(Worse) Year-over-Year	$0.89 $0.05	40.2% 0.3 pts	25.3% (0.6) pts	19.4% 3.6 pts
Operating cash flow from continuing operations was a $383 million use of cash and included $671 million in pension contributions, which reflect the incremental $500 million contribution to domestic pension plans that Xerox announced in September. Excluding total pension contributions in both years, operating cash flow increased $44 million year-over-year. Cash balance at the end of the quarter was $1.8 billion. This includes $475 million, paid in October, for the redemption of a portion of the 6.35 percent Senior Notes due May 2018. The company returned $68 million in dividends to shareholders.

Full-Year 2017 Guidance
The company updated its full-year 2017 guidance of GAAP EPS from continuing operations to $1.97 to $2.13 (from previous $1.84 to $2.08) and adjusted EPS to $3.28 to $3.44 (from previous $3.20 to $3.44).

Xerox revised its operating cash flow from continuing operations guidance to reflect incremental pension contributions, the elimination of certain accounts receivable (A/R) sales programs and higher operational cash flow. The company expects to end the year with more than $1.0 billion of cash on its balance sheet.

Operating Cash Flow from Continuing Operations guidance update
Full-Year 2017
Beginning of Year Guidance	$700M - $900M
(+) Higher Operational Cash Flow	$100M
Updated Operational Range	$800M - $1B
(-) Incremental Pension contributions	$(500)M
(-) One-time impact of A/R sales elimination	$(350)M
Updated Guidance	$(50)M - $150M

About Xerox
Xerox Corporation is an $11 billion technology leader that innovates the way the world communicates, connects and works. Our expertise is more important than ever as customers of all sizes look to improve productivity, maximize profitability and increase satisfaction. We do this for small and mid-size businesses, large enterprises, governments, graphic communications providers, and for our partners who serve them.

We understand what’s at the heart of work - and all of the forms it can take. We embrace the increasingly complex world of paper and digital. Office and mobile. Personal and social. Every day across the globe - in more than 160 countries - our technology, software and people successfully navigate those intersections. We automate, personalize, package, analyze and secure information to keep our customers moving at an accelerated pace. For more information visit www.xerox.com.

Non-GAAP Measures:
This release refers to the following non-GAAP financial measures:

•
Adjusted EPS, for the third quarter 2017 and 2016 as well as for the full-year 2017 guidance, which excludes the amortization of intangibles, restructuring and related costs, certain retirement-related costs and other discrete adjustments.

•	Adjusted operating margin, for the third quarter 2017, which excludes other expenses, net in addition to the EPS adjustments noted above and includes equity income.

•	Adjusted Gross Margin and SAG (Selling, Administrative and General) as a percent of Revenue for the third quarter 2017, which excludes certain retirement-related costs.

•	Adjusted Effective Tax Rate for the third quarter 2017, which excludes the EPS adjustments noted above.

•	Constant currency revenue growth for the third quarter 2017, which excludes the effects of currency translation.

•	A year-over-year change in third quarter 2017 operating cash flows, which excludes total pension contributions in both years.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward-Looking Statements
This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to manage changes in the printing environment and markets and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; the risk that we do not realize all of the expected strategic and financial benefits from the separation and spin-off of our Business Process Outsourcing business; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”

section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and our 2016 Annual Report on Form 10-K, as well as our Current Reports on Form 8-K filed with the Securities and Exchange Commission (“SEC”). Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Fuji Xerox Co., Ltd. (“Fuji Xerox”) is a joint venture between Xerox Corporation and Fujifilm Holdings Corporation (“Fujifilm”) in which Xerox holds a noncontrolling 25% equity interest and Fujifilm holds the remaining equity interest. Given our status as a minority investor, we have limited contractual and other rights to information with respect to Fuji Xerox matters. In April 2017, Fujifilm publicly announced it had formed an independent investigation committee (IIC) to primarily conduct a review of the appropriateness of the accounting practices at Fuji Xerox’s New Zealand subsidiary and at other subsidiaries. Fujifilm publicly announced that the IIC completed its review during the second quarter 2017 and identified aggregate adjustments to Fuji Xerox’s financial statements of approximately JPY 40 billion (approximately $360 million based on the Yen/U.S. Dollar spot exchange rate at March 31, 2017 of 111.89). The adjustments primarily related to misstatements at Fuji Xerox’s New Zealand and Australian subsidiaries, as well as certain other adjustments. We determined that our cumulative share of the revised amount of total adjustments identified as part of the investigation was approximately $90 million and impacted our fiscal years 2009 through 2017. Based on our procedures, as well as those performed by Fuji Xerox and Fujifilm, we concluded that the cumulative correction of the misstatements in our historical financial statements would have had a material effect on our current year consolidated financial statements. Accordingly, we concluded that we should revise our previously issued annual and interim consolidated financial statements for 2014, 2015 and 2016 and the first quarter of 2017 the next time they are filed. The Fujifilm audited financial statements were issued in Japan on July 31, 2017, and our review of this matter has been completed. However, Fujifilm and Fuji Xerox continue to review Fujifilm’s oversight and governance of Fuji Xerox as well as Fuji Xerox’s oversight and governance over its businesses in light of the findings of the IIC. In addition, at this time, we can provide no assurances relative to the outcome of any potential governmental investigations or any consequences thereof that may happen as a result of this matter.

-XXX-

Media Contact:
Carl Langsenkamp, Xerox, +1-585-423-5782, carl.langsenkamp@xerox.com

Investor Contact:
Jennifer Horsley, Xerox, +1-203-849-2656, jennifer.horsley@xerox.com

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Xerox®, Xerox and Design® and ConnectKey® are trademarks of Xerox in the United States and/or other countries.

Xerox Corporation
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per-share data)	2017	2016	2017	2016
Revenues
Sales	$981	$1,057	$2,927	$3,186
Services, maintenance and rentals	1,443	1,489	4,368	4,603
Financing	73	83	223	248
Total Revenues	2,497	2,629	7,518	8,037
Costs and Expenses
Cost of sales	594	647	1,780	1,957
Cost of services, maintenance and rentals	882	913	2,666	2,816
Cost of financing	33	32	99	97
Research, development and engineering expenses	108	118	332	363
Selling, administrative and general expenses	648	664	1,955	2,056
Restructuring and related costs	36	25	196	172
Amortization of intangible assets	12	14	41	44
Other expenses, net	17	50	105	143
Total Costs and Expenses	2,330	2,463	7,174	7,648
Income before Income Taxes & Equity Income(1)	167	166	344	389
Income tax expense	18	28	37	44
Equity in net income of unconsolidated affiliates	30	40	90	100
Income from Continuing Operations	179	178	397	445
Income (loss) from discontinued operations, net of tax	3	8	(3)	(65)
Net Income	182	186	394	380
Less: Net income attributable to noncontrolling interests	3	3	9	8
Net Income Attributable to Xerox	$179	$183	$385	$372

Amounts Attributable to Xerox:
Net income from continuing operations	$176	$175	$388	$437
Income (loss) from discontinued operations, net of tax	3	8	(3)	(65)
Net Income Attributable to Xerox	$179	$183	$385	$372

Basic Earnings (Loss) per Share(2):
Continuing operations	$0.68	$0.66	$1.49	$1.65
Discontinued operations	0.01	0.03	(0.01)	(0.25)
Total Basic Earnings per Share	$0.69	$0.69	$1.48	$1.40
Diluted Earnings (Loss) per Share(2):
Continuing operations	$0.67	$0.66	$1.47	$1.64
Discontinued operations	0.01	0.03	(0.01)	(0.26)
Total Diluted Earnings per Share	$0.68	$0.69	$1.46	$1.38
____________________________
(1) Referred to as “Pre-Tax Income” throughout the remainder of this document.
(2) Reflects our one-for-four reverse stock split that became effective on June 14, 2017. See "Financial Review" section.

Xerox Corporation
Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2017	2016	2017	2016
Net income	$182	$186	$394	$380
Less: Net income attributable to noncontrolling interests	3	3	9	8
Net Income Attributable to Xerox	179	183	385	372

Other Comprehensive Income (Loss), Net:
Translation adjustments, net	154	(21)	491	86
Unrealized gains (losses), net	2	(9)	(4)	24
Changes in defined benefit plans, net	(41)	(15)	(44)	(107)
Other Comprehensive Income (Loss), Net	115	(45)	443	3
Less: Other comprehensive income (loss), net attributable to noncontrolling interests	—	—	1	(1)
Other Comprehensive Income (Loss), Net Attributable to Xerox	115	(45)	442	4

Comprehensive Income, Net	297	141	837	383
Less: Comprehensive income, net attributable to noncontrolling interests	3	3	10	7
Comprehensive Income, Net Attributable to Xerox	$294	$138	$827	$376

Xerox Corporation
Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	September 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$1,781	$2,223
Accounts receivable, net	1,031	961
Billed portion of finance receivables, net	86	90
Finance receivables, net	1,290	1,256
Inventories	1,039	841
Assets of discontinued operations	—	1,002
Other current assets	402	619
Total current assets	5,629	6,992
Finance receivables due after one year, net	2,296	2,398
Equipment on operating leases, net	456	475
Land, buildings and equipment, net	636	660
Investments in affiliates, at equity	1,441	1,294
Intangible assets, net	276	290
Goodwill	3,922	3,787
Deferred tax assets, long-term	1,477	1,472
Other long-term assets	684	683
Total Assets	$16,817	$18,051
Liabilities and Equity
Short-term debt and current portion of long-term debt	$763	$1,011
Accounts payable	1,183	1,126
Accrued compensation and benefits costs	405	420
Unearned income	191	187
Liabilities of discontinued operations	—	1,002
Other current liabilities	910	908
Total current liabilities	3,452	4,654
Long-term debt	5,235	5,305
Pension and other benefit liabilities	1,674	2,240
Post-retirement medical benefits	674	698
Other long-term liabilities	178	193
Total Liabilities	11,213	13,090

Convertible Preferred Stock	214	214

Common stock	255	254
Additional paid-in capital	3,880	3,858
Retained earnings	5,116	4,934
Accumulated other comprehensive loss	(3,895)	(4,337)
Xerox shareholders’ equity	5,356	4,709
Noncontrolling interests	34	38
Total Equity	5,390	4,747
Total Liabilities and Equity	$16,817	$18,051
Shares of common stock issued and outstanding	254,586	253,594

Xerox Corporation
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2017	2016	2017	2016
Cash Flows from Operating Activities:
Net income	$182	$186	$394	$380
(Income) loss from discontinued operations, net of tax	(3)	(8)	3	65
Income from continuing operations	179	178	397	445
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	131	140	399	426
Provision for receivables	15	15	38	39
Provision for inventory	9	6	21	21
Net gain on sales of businesses and assets	(13)	(3)	(14)	(20)
Undistributed equity in net income of unconsolidated affiliates	(26)	(37)	(56)	(66)
Stock-based compensation	14	14	39	31
Restructuring and asset impairment charges	35	13	178	154
Payments for restructurings	(42)	(38)	(169)	(83)
Defined benefit pension cost	34	32	133	108
Contributions to defined benefit pension plans	(671)	(34)	(717)	(102)
Increase in accounts receivable and billed portion of finance receivables	(34)	(13)	(174)	(173)
Collections of deferred proceeds from sales of receivables	58	58	157	191
Increase in inventories	(99)	(12)	(187)	(104)
Increase in equipment on operating leases	(53)	(74)	(155)	(204)
Decrease in finance receivables	75	53	209	138
Collections on beneficial interest from sales of finance receivables	2	5	13	20
(Increase) decrease in other current and long-term assets	(3)	20	(46)	29
Decrease in accounts payable and accrued compensation	(4)	(84)	(4)	(250)
Increase (decrease) in other current and long-term liabilities	44	32	47	(82)
Net change in income tax assets and liabilities	—	(151)	(36)	(173)
Net change in derivative assets and liabilities	(9)	49	90	—
Other operating, net	(25)	41	(13)	211
Net cash (used in) provided by operating activities of continuing operations	(383)	210	150	556
Net cash (used in) provided by operating activities of discontinued operations	(2)	160	(97)	(34)
Net cash (used in) provided by operating activities	(385)	370	53	522
Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(15)	(19)	(45)	(65)
Proceeds from sales of land, buildings and equipment	1	3	2	23
Cost of additions to internal use software	(8)	(10)	(25)	(34)
Proceeds from sale of businesses	20	—	20	—
Acquisitions, net of cash acquired	—	1	(76)	(17)
Other investing, net	(2)	2	8	6
Net cash used in investing activities of continuing operations	(4)	(23)	(116)	(87)
Net cash used in investing activities of discontinued operations	—	(46)	—	(174)
Net cash used in investing activities	(4)	(69)	(116)	(261)
Cash Flows from Financing Activities:
Net proceeds (payments) on debt	988	(1)	(336)	41
Common stock dividends	(65)	(79)	(210)	(228)
Preferred stock dividends	(3)	(6)	(13)	(18)
Proceeds from issuances of common stock	—	3	—	6
Repurchases related to stock-based compensation	(7)	—	(15)	—
Payments to noncontrolling interests	(5)	(1)	(17)	(13)
Proceeds from Conduent	—	—	161	—
Other financing	—	—	—	(1)
Net cash provided by (used in) financing activities	908	(84)	(430)	(213)

Effect of exchange rate changes on cash and cash equivalents	16	5	51	9
Decrease (increase) in cash of discontinued operations	—	10	—	(10)
Increase (decrease) in cash and cash equivalents	535	232	(442)	47
Cash and cash equivalents at beginning of period	1,246	1,043	2,223	1,228
Cash and Cash Equivalents at End of Period	$1,781	$1,275	$1,781	$1,275

Financial Review
Correction of Fuji Xerox Misstatement in Prior Period Financial Statements
Fuji Xerox is a joint venture between Xerox Corporation and Fujifilm Holdings Corporation (“Fujifilm”) in which Xerox holds a noncontrolling 25% equity interest and Fujifilm holds the remaining equity interest. In April 2017, Fujifilm publicly announced it had formed an independent investigation committee (IIC) to conduct a review of the appropriateness of the accounting practices at Fuji Xerox’s New Zealand subsidiary related to the recovery of receivables associated with certain bundled leasing transactions that occurred in, or prior to, Fuji Xerox’s fiscal year ending March 31, 2016. The IIC’s review, completed during the second quarter 2017, identified total aggregate adjustments to Fuji Xerox’s prior period financial statements of approximately JPY 40 billion (approximately $360 million based on the Yen/U.S. Dollar spot exchange rate at March 31, 2017 of 111.89). The adjustments identified by the IIC primarily related to misstatements at Fuji Xerox’s New Zealand subsidiary as well as their Australian subsidiary and certain other adjustments. We determined that our cumulative share of the total adjustments identified as part of the IIC's investigation was approximately $90 million1 and impacted our fiscal years 2009 through 2017.
In the second quarter 2017, we determined that the misstatements to our equity income in prior years and in first quarter 2017 resulting from the IIC’s review were immaterial to our previously issued financial statements. However, we concluded that the cumulative correction of these misstatements would have had a material effect on our current year consolidated financial statements. Accordingly, we will revise our previously issued annual and interim consolidated financial statements for 2014, 2015 and 2016 and the first quarter of 2017 the next time they are filed. Certain of the corrections discussed above affected periods prior to fiscal year 2014, and this effect was reflected as a cumulative, net of tax adjustment to reduce retained earnings as of January 1, 2014 by $69 million. Amounts throughout this release have been adjusted to incorporate the revised amounts, where applicable.

Reverse Stock Split
As a result of the spin-off of the company's Business Process Outsourcing (BPO) business, now Conduent Incorporated, Xerox's market capitalization was divided. Consequently, the company proposed a reverse stock split, which was intended to increase the per share trading price of Xerox common stock and to improve its liquidity and facilitate its trading. On May 23, 2017, the Board of Directors authorized the reverse stock split of outstanding Xerox common stock at a ratio of one-for-four shares, together with the proportionate reduction in the authorized shares of its common stock from 1,750,000,000 shares to 437,500,000 shares. Shareholder approval for the reverse stock split was obtained at the company's Annual Shareholders Meeting on May 23, 2017 and the reverse stock split became effective on June 14, 2017. At the effective time, every four shares of the company’s common stock that were issued and outstanding were automatically combined into one issued and outstanding share, without any change in par value of such shares. Accordingly, we reclassified $760 million from Common stock to Additional paid-in capital. The reverse stock split also correspondingly affected all outstanding Xerox equity awards and outstanding convertible securities.
All authorized, issued and outstanding stock and per share amounts contained within the accompanying Condensed Consolidated Financial Statements have been adjusted to reflect this reverse stock split for all prior periods presented.
Separation Update
On December 31, 2016, Xerox Corporation completed the separation of its BPO business from its Document Technology and Document Outsourcing (DT/DO) business (the “Separation”). The Separation was accomplished through the transfer of the BPO business into a new legal entity, Conduent Incorporated ("Conduent"), and then distributing one hundred percent (100%) of the outstanding common stock of Conduent to Xerox Corporation stockholders (the “Distribution”). Conduent is now an independent public company trading on the New York Stock Exchange (“NYSE”) under the symbol “CNDT”. As a result of the Separation and Distribution, the BPO business is presented as a discontinued operation and, as such, has been excluded from continuing operations for all periods presented.

Segment Changes
Following the separation of the BPO business, we realigned our operations to better manage the business and serve our customers and the markets in which we operate. In 2017 we transitioned to a geographic focus and are primarily organized from a sales perspective on the basis of “go-to-market” sales channels. These sales channels are structured to serve a range of customers for our products and services. As a result of this transition and change in structure, we concluded that we have one operating and reportable segment - the design, development and sale of document management systems and solutions. Our chief executive officer was identified as the chief operating decision maker (“CODM”). All of the company’s activities are interrelated, and each activity is dependent upon and supportive of the other, including product development, supply chain and back-office support services. In addition, all significant operating decisions are largely based upon an analysis of Xerox at the consolidated level, including assessments related to the company’s incentive compensation plan, as well as at the Board level.

_____________

(1)
The difference between the aggregate revision to retained earnings and the $90 million impact at March 31, 2017 is primarily due to currency and the impact of adjustments recorded directly by Xerox in the first quarter 2017.

Revenues

	Three Months Ended September 30,				% of Total Revenue
(in millions)	2017	2016	% Change	CC % Change	2017	2016
Equipment sales	$521	$573	(9.1)%	(10.0)%	21%	22%
Post sale revenue	1,976	2,056	(3.9)%	(4.8)%	79%	78%
Total Revenue	$2,497	$2,629	(5.0)%	(5.9)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$981	$1,057	(7.2)%	(7.9)%
Less: Supplies, paper and other sales	(460)	(484)	(5.0)%	(5.3)%
Equipment Sales(1)	$521	$573	(9.1)%	(10.0)%

Services, maintenance and rentals	$1,443	$1,489	(3.1)%	(4.2)%
Add: Supplies, paper and other sales	460	484	(5.0)%	(5.3)%
Add: Financing	73	83	(12.0)%	(12.9)%
Post Sale Revenue(1)	$1,976	$2,056	(3.9)%	(4.8)%

North America	$1,514	$1,597	(5.2)%	(5.7)%	61%	61%
International	853	880	(3.1)%	(5.1)%	34%	33%
Other	130	152	(14.5)%	(14.5)%	5%	6%
Total Revenue(2)	$2,497	$2,629	(5.0)%	(5.9)%	100%	100%

Memo:
Managed Document Services(3)	$853	$835	2.2%	1.2%	34%	32%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).

(1)	Equipment sales revenue in 2016 has been revised to reclassify certain Global Imaging Systems IT-related equipment sales to other sales, which are included in Post sale revenue.

(2)	Refer to Appendix II for our Geographic Sales Channels and Product/Offering Definitions.

(3)
Excluding equipment revenue, Managed Document Services (MDS) was $745 million in third quarter 2017 and $719 million in third quarter 2016, representing an increase of 3.6% including a 1.0-percentage point favorable impact from currency.

Third quarter 2017 total revenues decreased 5.0% as compared to third quarter 2016, with a 0.9-percentage point favorable impact from currency. Third quarter 2017 total revenues reflect the following:

•	Post sale revenue decreased 3.9% as compared to third quarter 2016, with a 0.9-percentage point favorable impact from currency. Post sale revenue is comprised of the following:

◦
Services, maintenance and rentals revenue includes rental and maintenance revenue (including bundled supplies) as well as the post sale component of the document services revenue from our Managed Document Services (MDS) offerings, and revenues from our Communication and Marketing Solutions (CMS) offerings that transferred to Xerox from the BPO business upon Separation. These revenues declined 3.1%, with a 1.1-percentage point favorable impact from currency; the decline at constant currency[1] reflected lower signings and installs in prior periods and the continuing decline in page volumes.

◦
Supplies, paper and other sales includes unbundled supplies and other sales. These revenues declined 5.0%, with a 0.3-percentage point favorable impact from currency. The decline at constant currency[1] was driven by lower network integration solutions sales from our Global Imaging business, as well as reduced original equipment manufacturer (OEM) supplies and lower supplies demand consistent with declining equipment sales in prior periods.

◦
Financing revenue is generated from financed equipment sale transactions. The 12.0% decline in these revenues reflected a declining finance receivables balance due to lower equipment sales in prior periods and included a 0.9-percentage point favorable impact from currency.

	Three Months Ended September 30,				% of Equipment Sales
(in millions)	2017	2016	% Change	CC % Change	2017	2016
Entry	$86	$97	(11.3)%	(12.7)%	17%	17%
Mid-range	334	362	(7.7)%	(8.5)%	64%	64%
High-end	97	108	(10.2)%	(11.8)%	19%	19%
Other	4	6	NM	NM	NM	NM
Equipment Sales(1)	$521	$573	(9.1)%	(10.0)%	100%	100%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).

(1)	Equipment sales revenue in 2016 has been revised to reclassify certain Global Imaging Systems IT-related equipment sales to other sales, which are included in Post sale revenue.

•
Equipment sales revenue decreased 9.1% as compared to third quarter 2016, with a 0.9-percentage point favorable impact from currency. Revenue decline was impacted by price declines of approximately 5% (which were in-line with our historic impact). The decline in mid-range sales reflected longer new product transition cycles that are characteristic of certain areas of the business as well as ongoing black-and-white revenue declines that reflected overall market trends; the decline in mid-range improved sequentially, led by Global Imaging, US channels and developing markets. The decline in high-end sales primarily reflected lower revenues from our black-and-white systems consistent with overall market decline trends, along with the impact of higher sales of iGen and Color Press in prior year associated with the drupa trade show; these declines were only partially mitigated by higher sales of our continuous feed inkjet systems and demand for our recently launched Versant entry production color systems. The decline in entry sales reflected an unfavorable mix caused by higher install activity associated with new ConnectKey products that are at the lower end of the portfolio, and a higher low-end printer mix in developing markets, as well as continued lower OEM activity.

Revenue Metrics
Total Installs
Install activity includes Managed Document Services and Xerox-branded products shipped to Global Imaging Systems. Detail by product group (see Appendix II) is shown below:
Entry2

•	23% increase in color multifunction devices, reflecting demand for recently launched products as well as the migration from printers to multifunction devices, consistent with market trends.

•	26% increase in black-and-white multifunction devices, driven largely by higher activity for low-end printers in developing markets.
Mid-Range3

•	Mid-range color installs were flat, reflecting demand for recently launched products including strong activity in developing markets, offset by the timing of large account sales in the prior year.

•	11% decrease in mid-range black-and-white, reflecting overall market decline as well as the impact of transitioning to the new product portfolio partly offset by growth in developing markets.
High-End3

•
2% decrease in high-end color systems, as growth from continuous feed color and the recently launched Versant products was more than offset by higher iGen and Color Press installs in the prior year, following the drupa trade show.

•	32% decrease in high-end black-and-white systems reflecting overall market decline and trends.
Signings
Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. Our reported signings mostly represent those from our Enterprise deals, as we do not currently include signings from our growing partner print services offerings or those from our Global Imaging Systems channel. Total Contract Value (TCV) is the estimated total contractual revenue related to signed contracts; our signings expressed in TCV were as follows:

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions)	2017	2016	% Change	CC % Change	2017	2016	% Change	CC % Change
Signings	$606	$663	(8.6)%	(6.7)%	$1,760	$1,929	(8.8)%	(7.0)%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).

Third quarter 2017 signings decreased 8.6% from third quarter 2016, with a 1.9-percentage point unfavorable impact from currency, primarily reflecting a lower contribution from new business. On a trailing twelve month (TTM) basis, signings decreased 14.1% from the comparable prior year period, with a 3.4-percentage point unfavorable impact from currency.
New business TCV declined 14.2% from third quarter 2016, with a 1.6-percentage point unfavorable impact from currency. New business TCV for the nine months ended September 30, 2017 decreased 21.0% from the prior year period, with a 1.8-percentage point unfavorable impact from currency. On a TTM basis, new business TCV decreased 28.2% from the comparable prior year period, with a 3.1-percentage point unfavorable impact from currency. This performance is the result of ongoing competitive pressure in the market as well as the timing of new products amplified by the longer sales cycles in this area of the business.
Renewal rate
Renewal rate is defined as the annual recurring revenue (ARR) on contracts that are renewed during the period as a percentage of ARR on all contracts for which a renewal decision was made during the period. Third quarter 2017 contract renewal rate was 85%, an increase of 3-percentage points as compared to our full year 2016 renewal rate of 82%.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended September 30,
	Reported			Adjusted(1)
(in millions)	2017	2016	B/(W)	2017	2016	B/(W)
Gross Profit	$988	$1,037	$(49)	$1,003	$1,050	$(47)
RD&E	108	118	10	103	111	8
SAG	648	664	16	631	650	19

Equipment Gross Margin	29.2%	31.9%	(2.7) pts.	N/A	N/A	N/A
Post sale Gross Margin	42.4%	41.5%	0.9 pts.	43.1%	42.1%	1.0 pts.
Total Gross Margin	39.6%	39.4%	0.2 pts.	40.2%	39.9%	0.3 pts.
RD&E as a % of Revenue	4.3%	4.5%	0.2 pts.	4.1%	4.2%	0.1 pts.
SAG as a % of Revenue	26.0%	25.3%	(0.7) pts.	25.3%	24.7%	(0.6) pts.

Pre-tax Income	$167	$166	$1	N/A	N/A	N/A
Pre-tax Income Margin	6.7%	6.3%	0.4 pts.	N/A	N/A	N/A
Adjusted Operating Profit	N/A	N/A	N/A	305	331	(26)
Adjusted Operating Margin	N/A	N/A	N/A	12.2%	12.6%	(0.4) pts.

Memo:
Non-service retirement-related costs	$37	$34	$(3)	N/A	N/A	N/A
____________________________
(1) See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure. In fourth quarter 2016, we began to include Equity in net income of unconsolidated affiliates in the calculation of adjusted operating income and margin. Prior periods have been restated accordingly to conform to current year presentation.

Pre-tax Income Margin
Third quarter 2017 pre-tax income margin of 6.7% increased 0.4-percentage points as compared to third quarter 2016. The increase was primarily driven by lower Other expenses, net reflecting lower interest expense and a gain from the sale of a research facility. Costs and expense savings from strategic transformation also mitigated the impact of lower revenues and higher transaction currency, restructuring and non-service retirement-related costs.
Adjusted1 Operating Margin
Third quarter 2017 adjusted1 operating margin of 12.2% declined 0.4-percentage points as compared to third quarter 2016. Cost productivity and savings from strategic transformation were more than offset by revenue declines and adverse transaction currency of 0.6-percentage points. The decline is also partly driven by higher compensation and benefits expenses, as well as lower equity income from our Fuji Xerox joint venture.
Gross Margin
Third quarter 2017 gross margin of 39.6% increased by 0.2-percentage points compared to third quarter 2016. On an adjusted1 basis, gross margin of 40.2% increased by 0.3-percentage points. This performance reflects cost savings from strategic transformation and cost productivity, partly offset by adverse transaction currency of 0.6-percentage points.

Third quarter 2017 equipment gross margin of 29.2% decreased 2.7-percentage points as compared to third quarter 2016, as product cost productivity was more than offset by transaction currency.

Third quarter 2017 post sale gross margin of 42.4% increased 0.9-percentage points as compared to third quarter 2016. On an adjusted1 basis, post sale gross margin of 43.1% improved 1.0-percentage point, as a result of cost savings from strategic transformation, including restructuring, which more than offset the pace of revenue decline and the impact of adverse transaction currency.
Research, Development and Engineering Expenses (RD&E)
Third quarter 2017 RD&E as a percentage of revenue of 4.3% decreased 0.2-percentage points from third quarter 2016. On an adjusted1 basis, RD&E was 4.1% of revenue and decreased 0.1-percentage points compared to third quarter 2016.
RD&E of $108 million decreased by $10 million compared to third quarter 2016. On an adjusted1 basis, RD&E of $103 million decreased by $8 million; the reduction reflected savings from strategic transformation including restructuring savings and lower expenses as a result of the transfer of resources to Electronics for Imaging (EFI), a third party print server supplier, and the sale of our Xerox Research Centre Europe in Grenoble, France, which was mainly dedicated to support the discontinued BPO business. We strategically coordinate our R&D investments with Fuji Xerox.
Selling, Administrative and General Expenses (SAG)
SAG as a percentage of revenue of 26.0% increased by 0.7-percentage points from third quarter 2016. On an adjusted1 basis, SAG was 25.3% of revenue and increased 0.6-percentage points, reflecting the impact of lower revenues that were partly mitigated by productivity and cost savings from strategic transformation, including savings from restructuring.
SAG of $648 million was $16 million lower than third quarter 2016. On an adjusted1 basis, SAG of $631 million decreased $19 million, including an approximate $5 million unfavorable impact from currency; the reduction primarily reflected cost savings, including savings from restructuring, and lower incentives and marketing expenses consistent with lower revenues; these savings were partly offset by higher compensation and benefit expenses. Bad debt expense of $8 million was $5 million lower than third quarter 2016 and remained at less than one percent of receivables.
Non-Service Retirement-Related Costs
Non-service retirement-related costs were $3 million higher than third quarter 2016, primarily due to higher losses from pension settlements.
Restructuring and Related Costs
Restructuring and related costs of $36 million include net restructuring and asset impairment charges of $35 million as well as $1 million of additional costs primarily related to professional support services associated with the implementation of the Strategic Transformation program.

Third quarter 2017 net restructuring and asset impairment charges of $35 million reflected $40 million of severance costs related to headcount reductions of approximately 600 employees worldwide. Third quarter 2017 actions impacted several functional areas, with approximately 80% focused on SAG reductions and 20% focused on gross margin improvements. These costs were partially offset by $5 million of net reversals for changes in estimated reserves from prior period initiatives.
During third quarter 2016 restructuring and related costs were $25 million which included net restructuring and asset impairment charges of $13 million as well as $12 million of additional costs primarily related to professional support services associated with the implementation of the Strategic Transformation program.
Third quarter 2016 net restructuring and asset impairment charges of $13 million reflected $18 million of severance costs related to headcount reductions of approximately 150 employees worldwide. Third quarter 2016 actions impacted several functional areas, with approximately 40% focused on gross margin improvements, approximately 50% on SAG reductions and the remainder focused on RD&E optimization. These costs were partially offset by $5 million of net reversals for changes in estimated reserves from prior period initiatives.
The restructuring reserve balance as of September 30, 2017 for all programs was $147 million, of which $142 million is expected to be spent over the next twelve months.
We expect to incur additional restructuring and related costs of approximately $30 million in fourth quarter 2017 for actions and initiatives that have not yet been finalized. For full-year 2017, we expect to incur restructuring and related costs of approximately $225 million.
Amortization of Intangible Assets
Third quarter 2017 amortization of intangible assets of $12 million was $2 million lower than third quarter 2016.
Worldwide Employment
Worldwide employment was approximately 36,100 as of September 30, 2017 and decreased by approximately 1,500 from December 31, 2016. The reduction is primarily due to the impact of restructuring and productivity-related reductions partly offset by an increase of approximately 300 from acquisitions.
Other Expenses, Net

	Three Months Ended September 30,
(in millions)	2017	2016
Non-financing interest expense	$29	$42
Interest income	(2)	(2)
Gains on sales of businesses and assets	(13)	(3)
Currency losses, net	—	4
Loss on sales of accounts receivable	3	4
All other expenses, net	—	5
Other expenses, net	$17	$50

Non-financing interest expense
Third quarter 2017 non-financing interest expense of $29 million was $13 million lower than third quarter 2016. When combined with financing interest expense (Cost of financing), total interest expense declined by $12 million from third quarter 2016 primarily due to a lower debt balance reflecting the repayment of approximately $1.3 billion of debt in the first quarter 2017. This decrease was partly offset by the issuance of approximately $1.0 billion of new debt in the third quarter 2017; $500 million of this new debt was used for a voluntary pension contribution, while the remainder was used in October for the early redemption of a portion of our outstanding debt due May 2018. See Debt and Customer Financing Activities for further details.

Gains on sales of businesses and assets
Third quarter 2017 gains on sales of businesses and assets of $13 million were related to the sale of our research facility in Grenoble, France, which was mainly dedicated to support the discontinued BPO business.

Income Taxes
Third quarter 2017 effective tax rate was 10.8%. On an adjusted1 basis, third quarter 2017 tax rate was 19.4%. Both rates were lower than the U.S. statutory tax rate primarily due to the redetermination of certain unrecognized tax positions upon conclusion of several audits. The adjusted1 effective tax rate excludes the tax benefits associated with the following charges: restructuring and related costs, amortization of intangible assets and non-service retirement-related costs.
Third quarter 2016 effective tax rate was 16.9%. On an adjusted1 basis, third quarter 2016 tax rate was 23.0%. Both rates were lower than the U.S. statutory tax rate primarily due to foreign tax credits resulting from anticipated dividends from our foreign subsidiaries. The adjusted1 effective tax rate excludes the tax benefits associated with the following charges: restructuring and related costs, amortization of intangible assets and non-service retirement-related costs.
Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. Excluding the effects of intangibles amortization, restructuring and related costs, non-service retirement-related costs and other discrete items, we anticipate that our adjusted1 effective tax rate will be approximately 25% to 28% for full year 2017.
Equity in Net Income of Unconsolidated Affiliates
Equity in net income of unconsolidated affiliates primarily reflects our 25% share of Fuji Xerox net income. Third quarter 2017 equity income of $30 million decreased by $10 million compared to third quarter 2016, including an unfavorable translation currency impact and $4 million of higher year-over-year charges related to our share of Fuji Xerox after-tax restructuring and other charges. Other charges in third quarter 2017 represent audit and other fees associated with the independent investigation of Fuji Xerox's accounting practices.
Net Income from Continuing Operations
Third quarter 2017 net income from continuing operations attributable to Xerox was $176 million, or $0.67 per diluted share. On an adjusted1 basis, net income from continuing operations attributable to Xerox was $236 million, or $0.89 per diluted share. Third quarter 2017 adjustments to net income include the amortization of intangible assets, restructuring and related costs, and non-service retirement-related costs.
Third quarter 2016 net income from continuing operations attributable to Xerox was $175 million, or $0.66 per diluted share. On an adjusted1 basis, net income from continuing operations attributable to Xerox was $223 million, or $0.84 per diluted share. Third quarter 2016 adjustments to net income include the amortization of intangible assets, restructuring and related costs, and non-service retirement-related costs.
See the "Non-GAAP Financial Measures" section for the third quarter adjustments to net income and the calculation of adjusted EPS. The calculations of basic and diluted earnings per share are included as Appendix I.

Discontinued Operations
Business Process Outsourcing (BPO):
As previously discussed, on December 31, 2016, Xerox completed the Separation of its BPO business through the Distribution of all of the issued and outstanding stock of Conduent to Xerox Corporation stockholders. As a result of the Separation and Distribution, the financial position and results of operations of the BPO Business are presented as discontinued operations and, as such, have been excluded from continuing operations for all periods presented.
Separation costs of $1 million and $39 million for the third quarter 2017 and third quarter 2016, respectively, are included in Income (loss) from discontinued operations, net of tax, in the accompanying Condensed Consolidated Statements of Income.
Third quarter 2017 Income from discontinued operations, net of tax of $3 million was primarily related to changes in estimates.
Summarized financial information for our Discontinued Operations is as follows:

	Three Months Ended September 30,
(in millions)	2017	2016
Revenue	$—	$1,587

Cost of services	—	1,317
Other expenses(1)	1	286
Total costs and expenses	1	1,603

Net loss before income taxes	(1)	(16)
Income tax benefit	4	24
Income from discontinued operations, net of tax	$3	$8
____________________________
(1) 2016 includes $6 million of interest on the $1.0 billion Senior Unsecured Term Facility, which was required to be repaid upon completion of the Separation and therefore was reported within Income from discontinued operations, net of tax.

____________________________

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

(2)	Entry installations exclude OEM sales; including OEM sales, Entry color multifunction devices increased 3%, while Entry black-and-white multifunction devices increased 15%.

(3)
Mid-range and High-end color installations exclude Fuji Xerox digital front-end sales; including Fuji Xerox digital front-end sales, Mid-range color devices were flat, and High-end color systems decreased 2%.

Capital Resources and Liquidity
The following summarizes our cash and cash equivalents:

	Three Months Ended September 30,
(in millions)	2017	2016	Change
Net cash (used in) provided by operating activities of continuing operations	$(383)	$210	$(593)
Net cash (used in) provided by operating activities of discontinued operations	(2)	160	(162)
Net cash (used in) provided by operating activities	(385)	370	(755)

Net cash used in investing activities of continuing operations	(4)	(23)	19
Net cash used in investing activities of discontinued operations	—	(46)	46
Net cash used in investing activities	(4)	(69)	65

Net cash provided by (used in) financing activities	908	(84)	992

Effect of exchange rate changes on cash and cash equivalents	16	5	11
Decrease in cash of discontinued operations	—	10	(10)
Increase in cash and cash equivalents	535	232	303
Cash and cash equivalents at beginning of period	1,246	1,043	203
Cash and Cash Equivalents at End of Period	$1,781	$1,275	$506
Cash Flows from Operating Activities
Net cash used in operating activities of continuing operations was $383 million in third quarter 2017. The $593 million decrease in operating cash from third quarter 2016 was primarily due to the following:

•	$637 million decrease primarily from voluntary contributions of $635 million to our domestic tax-qualified defined benefit plans in third quarter 2017.

•	$142 million decrease from the settlements of foreign currency derivative contracts associated with our Yen-denominated inventory purchases as well as other foreign currency denominated arrangements.

•	$87 million decrease from inventory primarily due to a lower volume of equipment and supplies sales and the impact of new product launches.

•	$21 million decrease from accounts receivable primarily due to the lower impact from sales of receivables.

•	$161 million increase due to higher net tax payments in prior year partially attributable to the separation of Conduent.

•	$80 million increase from accounts payable and accrued compensation primarily related to the year-over-year timing of supplier and vendor payments.

•	$21 million increase due to lower placements of equipment on operating leases reflecting decreased installs.

•	$19 million increase from finance receivables primarily related to a higher level of run-off due to lower originations.

The $635 million of voluntary contributions to our domestic tax-qualified defined benefit plans included an incremental $500 million that was funded through a Senior Note offering in the third quarter 2017. See Cash Flows from Financing Activities below as well as Debt and Customer Financing Activities for further information regarding the issuance of the Senior Notes. The additional pension funding will significantly reduce mandatory cash contributions to U.S. plans in future years beginning 2018 and is incremental to the $350 million of global pension contributions planned in 2017.
Cash Flows from Investing Activities
Net cash used in investing activities of continuing operations was $4 million in third quarter 2017. The $19 million change was primarily due to proceeds from the sale of the Xerox Research Centre Europe in Grenoble, France for $20 million.

Cash Flows from Financing Activities
Net cash provided by financing activities was $908 million in third quarter 2017. The $992 million increase in cash from third quarter 2016 was primarily due to net debt activity. Third quarter 2017 reflects proceeds of $1.0 billion on Senior Notes offset by debt issuance costs of $8 million.

Debt and Customer Financing Activities

The following summarizes our debt:

(in millions)	September 30, 2017	December 31, 2016
Principal debt balance(1)	$6,053	$6,349
Net unamortized discount	(37)	(43)
Debt issuance costs	(34)	(21)
Fair value adjustments(2)
- terminated swaps	12	27
- current swaps	4	4
Total Debt	$5,998	$6,316
____________________________

(1)	Includes Notes Payable of $5 million and $4 million as of September 30, 2017 and December 31, 2016, respectively.

(2)
Fair value adjustments include the following: (i) fair value adjustments to debt associated with terminated interest rate swaps, which are being amortized to interest expense over the remaining term of the related notes; and (ii) changes in fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported inclusive of any fair value adjustment.

Senior Notes
In September 2017, we issued $1.0 billion of 3.625% Senior Notes due March 2023 (the "2023 Senior Notes") resulting in aggregate net proceeds of approximately $992 million. Interest on these Senior Notes is payable semi-annually. Debt issuance costs of approximately $8 million were paid and deferred in connection with the issuance of these Senior Notes and will be amortized over the term of the Senior Notes. The proceeds were used for general corporate purposes, which included a $500 million voluntary cash contribution to our U.S. defined benefit pension plans as well as the early redemption of $475 million of the remaining $740 million 6.35% Senior Notes due May 2018. The redemption was completed in October 2017, and we expect to record a related net loss of $7 million in fourth quarter 2017.

Credit Facility
In August 2017, we entered into an Amended and Restated Credit Agreement that included a reduction in the size of our unsecured revolving Credit Facility from $2.0 billion to $1.8 billion and an extension in the maturity date from March 2019 to August 2022. We deferred $5 million of debt issuance costs in connection with this amendment, which includes approximately $2 million of unamortized deferred debt issuance costs associated with the existing Credit Facility. The write-off of debt issuance costs associated with lenders that reduced their participation in the amended and restated Credit Facility was not material. Although the amended and restated Credit Facility included revisions to pricing as well as certain financial covenants, the terms were generally consistent with the $2.0 billion Credit Facility. At September 30, 2017, we had no outstanding borrowings or letters of credit under our Credit Facility.
Separation Debt Activity
In connection with the Separation, Conduent made a cash distribution of approximately $1.8 billion to Xerox in fourth quarter 2016. Xerox used a portion of the cash distribution proceeds to repay its $1.0 billion Senior Unsecured Term Facility in January 2017, which was required to be repaid upon completion of the Separation. This $1.0 billion of cash and debt was excluded from the Cash and cash equivalents and Total Debt at December 31, 2016, respectively, and was reported in Current Assets and Current Liabilities of discontinued operations at December 31, 2016, respectively. Interest expense associated with this borrowing incurred during 2016 was included in Income (loss) from discontinued operations, net of tax. Xerox used the balance of the proceeds received as well as cash on hand to repay its $500 million 6.75% Senior Notes and $500 million 2.95% Senior Notes that came due in first quarter 2017.
Finance Assets and Related Debt
The following represents our total finance assets, net associated with our lease and finance operations:

(in millions)	September 30, 2017	December 31, 2016
Total finance receivables, net(1)	$3,672	$3,744
Equipment on operating leases, net	456	475
Total Finance Assets, net(2)	$4,128	$4,219
____________________________

(1)	Includes (i) Billed portion of finance receivables, net, (ii) Finance receivables, net and (iii) Finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

(2)	The change from December 31, 2016 includes an increase of $190 million due to currency.
Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets.
Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	September 30, 2017	December 31, 2016
Finance receivables debt(1)	$3,213	$3,276
Equipment on operating leases debt	399	416
Financing debt	3,612	3,692
Core debt	2,386	2,624
Total Debt	$5,998	$6,316
____________________________

(1)	Finance receivables debt is the basis for our calculation of "Cost of financing" expense in the Condensed Consolidated Statements of Income.
Sales of Accounts Receivable
Accounts receivable sales arrangements are utilized in the normal course of business as part of our cash and liquidity management. We have facilities in the U.S., Canada and several countries in Europe that enable us to sell certain accounts receivable, without recourse, to third-parties. The accounts receivable sold are generally short-term trade receivables with payment due dates of less than 60 days. Of the accounts receivable sold and derecognized from our balance sheet, $476 million and $531 million remained uncollected as of September 30, 2017 and December 31, 2016, respectively. Our risk of loss following the sales of accounts receivable is limited to the outstanding deferred purchase price receivable. These receivables are included in Other current assets in the accompanying Condensed Consolidated Balance Sheets and were $56 million and $48 million at September 30, 2017 and December 31, 2016, respectively. Accounts receivable sales were as follows:

	Three Months Ended September 30,
(in millions)	2017	2016
Accounts receivable sales	$520	$516
Deferred proceeds	56	55
Loss on sales of accounts receivable	3	4
Estimated decrease to operating cash flows(1)	(77)	(58)
____________________________

(1)	Represents the difference between current and prior period receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency.

In connection with the efforts of our Strategic Transformation Program to reduce costs and simplify our business processes, we decided to terminate all accounts receivable sales arrangements in North America and most arrangements in Europe during the fourth quarter 2017. The termination of these programs will result in a one-time reduction of our operating cash flow for the full year 2017 of approximately $350 million.

Forward-Looking Statements
This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to manage changes in the printing environment and markets and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; the risk that we do not realize all of the expected strategic and financial benefits from the separation and spin-off of our Business Process Outsourcing business; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and our 2016 Annual Report on Form 10-K, as well as our Current Reports on Form 8-K filed with the Securities and Exchange Commission (“SEC”). Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.
Fuji Xerox Co., Ltd. (“Fuji Xerox”) is a joint venture between Xerox Corporation and Fujifilm Holdings Corporation (“Fujifilm”) in which Xerox holds a noncontrolling 25% equity interest and Fujifilm holds the remaining equity interest. Given our status as a minority investor, we have limited contractual and other rights to information with respect to Fuji Xerox matters. In April 2017, Fujifilm publicly announced it had formed an independent investigation committee (IIC) to primarily conduct a review of the appropriateness of the accounting practices at Fuji Xerox’s New Zealand subsidiary and at other subsidiaries. Fujifilm publicly announced that the IIC completed its review during the second quarter 2017 and identified aggregate adjustments to Fuji Xerox’s financial statements of approximately JPY 40 billion (approximately $360 million based on the Yen/U.S. Dollar spot exchange rate at March 31, 2017 of 111.89). The adjustments primarily related to misstatements at Fuji Xerox’s New Zealand and Australian subsidiaries, as well as certain other adjustments. We determined that our cumulative share of the revised amount of total adjustments identified as part of the investigation was approximately $90 million and impacted our fiscal years 2009 through 2017. Based on our procedures, as well as those performed by Fuji Xerox and Fujifilm, we concluded that the cumulative correction of the misstatements in our historical financial statements would have had a material effect on our current year consolidated financial statements. Accordingly, we concluded that we should revise our previously issued annual and interim consolidated financial statements for 2014, 2015 and 2016 and the first quarter of 2017 the next time they are filed. The Fujifilm audited financial statements were issued in Japan on July 31, 2017, and our review of this matter has been completed. However, Fujifilm and Fuji Xerox continue to review Fujifilm’s oversight and governance of Fuji Xerox as well as Fuji Xerox’s oversight and governance over its businesses in light of the findings of the IIC. In addition, at this time, we can provide no assurances relative to the outcome of any potential governmental investigations or any consequences thereof that may happen as a result of this matter.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the third quarter 2017 presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP.
Adjusted Earnings Measures

•	Net income and Earnings per share (EPS)

•	Effective tax rate

•	Gross margin, RD&E and SAG (adjusted for non-service retirement-related costs only)

The above measures were adjusted for the following items:

•
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

•
Restructuring and related costs: Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our Strategic Transformation program beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our Strategic Transformation program are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.

•
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortized actuarial gains/losses and (iv) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. Adjusted earnings will continue to include the elements of our retirement costs related to current employee service (service cost and amortization of prior service cost) as well as the cost of our defined contribution plans.

•
Other discrete, unusual or infrequent items: In addition, during the first quarter of 2017 we also excluded the following additional items given the discrete, unusual or infrequent nature of the items and their impact on our results for the period: 1) a loss on early extinguishment of debt; and 2) a benefit from the remeasurement of a tax matter related to a previously adjusted item. We believe the exclusion of these items allows investors to better understand and analyze the results for the period as compared to prior periods and expected future trends in our business.

Adjusted Operating Income/Margin
We also calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax income and margin amounts. In addition to the costs and expenses noted as adjustments for our Adjusted Earnings measures, adjusted operating income and margin also exclude Other expenses, net. Other expenses, net is primarily comprised of non-financing interest expense and also includes certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business. Adjusted Operating income and margin also includes Equity in net income of unconsolidated affiliates. Equity in net income of unconsolidated affiliates primarily reflects our 25% share of Fuji Xerox net income. We include this amount in our measure of operating income and margin as Fuji Xerox is our primary intermediary to the Asia/Pacific market for distribution of Xerox branded products and services.
Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is the local country currency. The constant currency impact for signings growth is calculated on the basis of plan currency rates. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Summary:

Management believes that all of these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.
A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation:

	Three Months Ended September 30, 2017		Three Months Ended September 30, 2016
(in millions, except per share amounts)	Net Income	EPS	Net Income	EPS
Reported(1)	$176	$0.67	$175	$0.66
Adjustments:
Restructuring and related costs	36		25
Amortization of intangible assets	12		14
Non-service retirement-related costs	37		34
Income tax on adjustments(2)	(31)		(27)
Restructuring and other charges - Fuji Xerox(3)	6		2
Adjusted	$236	$0.89	$223	$0.84
Dividends on preferred stock used in adjusted EPS calculation(4)		$—		$6
Weighted average shares for adjusted EPS(4)		263		256
Fully diluted shares at end of period(5)		263
____________________________

(1)	Net income and EPS from continuing operations attributable to Xerox.

(2)	Refer to Effective Tax Rate reconciliation.

(3)	Other charges in third quarter 2017 represent audit and other fees associated with the independent investigation of Fuji Xerox's accounting practices.

(4)
For those periods that exclude the preferred stock dividend, the average shares for the calculations of diluted EPS include 7 million shares associated with our Series A or Series B convertible preferred stock, as applicable.

(5)
Represents common shares outstanding at September 30, 2017 as well as shares associated with our Series B convertible preferred stock plus potential dilutive common shares as used for the calculation of diluted earnings per share for the third quarter 2017.

Effective Tax Rate reconciliation:

	Three Months Ended September 30, 2017			Three Months Ended September 30, 2016
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$167	$18	10.8%	$166	$28	16.9%
Non-GAAP Adjustments(2)	85	31		73	27
Adjusted(3)	$252	$49	19.4%	$239	$55	23.0%
____________________________

(1)	Pre-Tax Income and Income Tax Expense from continuing operations.

(2)	Refer to Net Income and EPS reconciliation for details.

(3)
The tax impact on Adjusted Pre-Tax Income from continuing operations is calculated under the same accounting principles applied to the As Reported Pre-Tax Income under ASC 740, which employs an annual effective tax rate method to the results.

Operating Income / Margin reconciliation:

	Three Months Ended September 30, 2017			Three Months Ended September 30, 2016
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported(1)	$167	$2,497	6.7%	$166	$2,629	6.3%
Adjustments:
Restructuring and related costs	36			25
Amortization of intangible assets	12			14
Non-service retirement-related costs	37			34
Equity in net income of unconsolidated affiliates	30			40
Restructuring and other charges - Fuji Xerox(2)	6			2
Other expenses, net	17			50
Adjusted	$305	$2,497	12.2%	$331	$2,629	12.6%
____________________________

(1)	Pre-Tax Income and revenue from continuing operations.

(2)	Other charges in third quarter 2017 represent audit and other fees associated with the independent investigation of Fuji Xerox's accounting practices.

Key Financial Ratios reconciliation:

	Three Months Ended September 30, 2017			Three Months Ended September 30, 2016
(in millions)	As Reported(1)	Non-service retirement- related costs	Adjusted	As Reported(1)	Non-service retirement- related costs	Adjusted
Total Revenue	2,497	$—	$2,497	$2,629	$—	$2,629
Total Gross Profit	988	15	1,003	1,037	13	1,050
Post sale revenue	1,976	—	1,976	2,056	—	2,056
Post sale gross profit	837	15	852	853	13	866
RD&E	108	(5)	103	118	(7)	111
SAG	648	(17)	631	664	(14)	650

Total Gross Margin	39.6%		40.2%	39.4%		39.9%
Post sale Gross Margin	42.4%		43.1%	41.5%		42.1%
RD&E as a % of Revenue	4.3%		4.1%	4.5%		4.2%
SAG as a % of Revenue	26.0%		25.3%	25.3%		24.7%
____________________________

(1)	Revenue and costs from continuing operations.

Change in Operating Cash Flows excluding contributions to defined benefit pension plans reconciliation:

	Three Months Ended September 30,
(in millions)	2017	2016	Change
Reported(1)	$(383)	$210	$(593)
Adjustments:
Contributions to defined benefit pension plans	(671)	(34)	(637)
Adjusted	$288	$244	$44
____________________________

(1)	Net cash (used in) provided by operating activities of continuing operations.

Guidance:

Earnings per Share
FY 2017
GAAP EPS from Continuing Operations	$1.97 - $2.13
Non-GAAP Adjustments	1.31
Adjusted EPS from Continuing Operations	$3.28 - $3.44
____________________________
Note: Adjusted EPS guidance excludes amortization of intangible assets, restructuring and related costs and non-service retirement-related costs, as well as other discretely identified adjustments. Current GAAP range reflects an expected lower level of non-service retirement-related costs than originally anticipated at the beginning of the year.

APPENDIX I
Xerox Corporation
Earnings per Common Share
(in millions except per share data, shares in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Basic Earnings (Loss) per Share:
Net income from continuing operations attributable to Xerox	$176	$175	$388	$437
Accrued dividends on preferred stock	(4)	(6)	(11)	(18)
Adjusted net income from continuing operations available to common shareholders	$172	$169	$377	$419
Net income (loss) from discontinued operations attributable to Xerox	3	8	(3)	(65)
Adjusted net income available to common shareholders	$175	$177	$374	$354
Weighted average common shares outstanding	254,510	253,430	254,259	253,340
Basic Earnings (Loss) per Share:
Continuing operations	$0.68	$0.66	$1.49	$1.65
Discontinued operations	0.01	0.03	(0.01)	(0.25)
Total	$0.69	$0.69	$1.48	$1.40
Diluted Earnings (Loss) per Share:
Net income from continuing operations attributable to Xerox	$176	$175	$388	$437
Accrued dividends on preferred stock	—	(6)	(11)	(18)
Adjusted net income from continuing operations available to common shareholders	$176	$169	$377	$419
Net income (loss) from discontinued operations attributable to Xerox	3	8	(3)	(65)
Adjusted net income available to common shareholders	$179	$177	$374	$354
Weighted average common shares outstanding	254,510	253,430	254,259	253,340
Common shares issuable with respect to:
Stock options	—	150	—	173
Restricted stock and performance shares	2,133	2,744	2,170	2,081
Convertible preferred stock	6,742	—	—	—
Adjusted weighted average common shares outstanding	263,385	256,324	256,429	255,594
Diluted Earnings (Loss) per Share:
Continuing operations	$0.67	$0.66	$1.47	$1.64
Discontinued operations	0.01	0.03	(0.01)	(0.26)
Total	$0.68	$0.69	$1.46	$1.38
The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	—	327	—	304
Restricted stock and performance shares	3,890	5,658	3,852	6,321
Convertible preferred stock	—	6,742	6,742	6,742
Total Anti-Dilutive Securities	3,890	12,727	10,594	13,367

Dividends per Common Share	$0.25	$0.31	$0.75	$0.93

APPENDIX II
Xerox Corporation
Geographic Sales Channels and Product/Offering Definitions

Our business is aligned to a geographic focus and is primarily organized on the basis of two main go-to-market sales channels, which are structured to serve a range of customers for our products and services:

•	North America, which includes our sales channels in the U.S. and Canada.

•	International, which includes our sales channels in Europe, Eurasia, Latin America, Middle East, Africa and India.

•	Other primarily includes our OEM business, as well as sales to and royalties from Fuji Xerox, and our licensing revenue.

Our products and offerings include:

•	“Entry”, which includes A4 devices and desktop printers. Prices in this product group can range from approximately $150 to $3,000.

•
“Mid-Range”, which includes A3 Office and Light Production devices that generally serve workgroup environments in mid to large enterprises. Prices in this product group can range from approximately $2,000 to $75,000+.

•
“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises. Prices for these systems can range from approximately $30,000 to $1,000,000+.

•
Managed Document Services (MDS) revenue, which includes solutions and services that span from managing print to automating processes to managing content. Our primary offerings within MDS are Managed Print Services (including from Global Imaging Systems), as well as workflow automation services, and Centralized Print Services and Solutions (CPS). MDS excludes Communication and Marketing Solutions (CMS).

APPENDIX III
Xerox Corporation
Correction of Fuji Xerox Misstatement in Prior Period Financial Statements
(As Previously Presented in our Second-Quarter 2017 Earnings Release)

Revised Consolidated Statements of Income (Loss) and Non-GAAP Financial Measures
The following tables reconcile selected lines from the company’s first quarter of 2017 and fiscal years of 2016, 2015 and 2014 Consolidated Statements of Income (Loss) and applicable non-GAAP Operating Income/Margin reconciliations from the previously reported amounts to the revised amounts. The revision did not have an impact on the company's operating cash flows.

	Three Months Ended March 31, 2017			Year Ended December 31, 2016
(in millions)	As Reported	Adjustment (1)	As Revised	As Reported	Adjustment	As Revised
Equity in net income of unconsolidated affiliates	$16	$24	$40	$121	$6	$127
Income from Continuing Operations	24	24	48	627	6	633
Net Income (Loss)	18	24	42	(466)	6	(460)
Net Income (Loss) Attributable to Xerox	16	24	40	(477)	6	(471)

Net income from continuing operations attributable to Xerox	$22	$24	$46	$616	$6	$622

Basic Earnings (Loss) per Share:
Continuing operations	$0.07	$0.10	$0.17	$2.33	$0.03	$2.36
Total	$0.05	$0.09	$0.14	$(1.98)	$0.03	$(1.95)

Diluted Earnings (Loss) per Share:
Continuing operations	$0.07	$0.09	$0.16	$2.31	$0.02	$2.33
Total	$0.05	$0.09	$0.14	$(1.96)	$0.03	$(1.93)

Non-GAAP Measures
Adjusted Net Income	$154	$24	$178	$921	$6	$927
Adjusted EPS	$0.58	$0.09	$0.67	$3.50	$0.03	$3.53

Adjusted Operating Profit (2)	$250	$24	$274	$1,345	$6	$1,351
Adjusted Operating Margin	10.2%		11.2%	12.5%		12.5%
____________________________
(1) The difference between the $30 million out-of-period adjustment recorded in the first quarter 2017 and the revision adjustment of $24 million, primarily relates to the additional adjustments subsequently identified as part of the IIC review.
(2) As reported Adjusted Operating Profit excludes Fuji Xerox restructuring charges. As reported Adjusted Operating Profit for the three months ended March 31, 2017 also reflects the reversal of the $30 million out-of-period adjustment recorded in the first quarter 2017.

	Year Ended December 31, 2015			Year Ended December 31, 2014
(in millions)	As Reported	Adjustment	As Revised	As Reported	Adjustment	As Revised
Equity in net income of unconsolidated affiliates	$135	$(26)	$109	$160	$(18)	$142
Income from Continuing Operations	866	(26)	840	1,052	(18)	1,034
Net Income	492	(26)	466	1,036	(18)	1,018
Net Income Attributable to Xerox	474	(26)	448	1,013	(18)	995

Net income from continuing operations attributable to Xerox	$848	$(26)	$822	$1,029	$(18)	$1,011

Basic Earnings per Share:
Continuing operations	$3.10	$(0.10)	$3.00	$3.48	$(0.06)	$3.42
Total	$1.69	$(0.10)	$1.59	$3.43	$(0.06)	$3.37

Diluted Earnings per Share:
Continuing operations	$3.06	$(0.09)	$2.97	$3.43	$(0.06)	$3.37
Total	$1.67	$(0.09)	$1.58	$3.38	$(0.06)	$3.32

Non-GAAP Measures
Adjusted Net Income	$978	$(26)	$952	$1,148	$(18)	$1,130
Adjusted EPS	$3.55	$(0.10)	$3.45	$3.83	$(0.06)	$3.77

Adjusted Operating Profit (1)	$1,461	$(26)	$1,435	$1,688	$(18)	$1,670
Adjusted Operating Margin	12.7%		12.5%	13.3%		13.2%
__________________________
(1) As reported Adjusted Operating Profit excludes Fuji Xerox restructuring charges.

Revised Quarterly Results of Operations
The following tables reconcile selected lines from the company’s 2016 and 2015 quarterly Consolidated Statements of Income (Loss) from the previously reported amounts to the revised amounts:

	Three Months Ended March 31, 2016			Three Months Ended June 30, 2016
(in millions)	As Reported	Adjustment	As Revised	As Reported	Adjustment	As Revised
Equity in net income of unconsolidated affiliates	$37	$(3)	$34	$22	$4	$26
Income from Continuing Operations	71	(3)	68	195	4	199
Net Income	36	(3)	33	157	4	161
Net Income Attributable to Xerox	34	(3)	31	154	4	158

Basic Earnings per Share:
Continuing operations	$0.25	$(0.01)	$0.24	$0.74	$0.01	$0.75
Total	$0.11	$(0.01)	$0.10	$0.59	$0.01	$0.60

Diluted Earnings per Share:
Continuing operations	$0.24	$(0.01)	$0.23	$0.73	$0.02	$0.75
Total	$0.11	$(0.01)	$0.10	$0.58	$0.02	$0.60

Non-GAAP Measures
Adjusted Net Income	$186	$(3)	$183	$253	$4	$257
Adjusted EPS	$0.70	$(0.01)	$0.69	$0.97	$0.01	$0.98

Adjusted Operating Profit (1)	$274	$(3)	$271	$357	$4	$361
Adjusted Operating Margin	10.5%		10.4%	12.8%		12.9%

	Three Months Ended September 30, 2016			Three Months Ended December 31, 2016
(in millions)	As Reported	Adjustment	As Revised	As Reported	Adjustment	As Revised
Equity in net income of unconsolidated affiliates	$39	$1	$40	$23	$4	$27
Income from Continuing Operations	177	1	178	184	4	188
Net Income (Loss)	185	1	186	(844)	4	(840)
Net Income (Loss) Attributable to Xerox	182	1	183	(847)	4	(843)

Basic Earnings (Loss) per Share:
Continuing operations	$0.66	$—	$0.66	$0.69	$0.02	$0.71
Total	$0.69	$—	$0.69	$(3.37)	$0.02	$(3.35)

Diluted Earnings (Loss) per Share:
Continuing operations	$0.65	$0.01	$0.66	$0.68	$0.02	$0.70
Total	$0.68	$0.01	$0.69	$(3.32)	$0.02	$(3.30)

Non-GAAP Measures
Adjusted Net Income	$222	$1	$223	$260	$4	$264
Adjusted EPS	$0.84	$—	$0.84	$0.99	$0.01	$1.00

Adjusted Operating Profit (1)	$330	$1	$331	$384	$4	$388
Adjusted Operating Margin	12.6%		12.6%	14.0%		14.2%
____________________________
(1) As reported Adjusted Operating Profit excludes Fuji Xerox restructuring charges.

	Three Months Ended March 31, 2015			Three Months Ended June 30, 2015
(in millions)	As Reported	Adjustment	As Revised	As Reported	Adjustment	As Revised
Equity in net income of unconsolidated affiliates	$34	$(18)	$16	$29	$(4)	$25
Income from Continuing Operations	189	(18)	171	210	(4)	206
Net Income	230	(18)	212	17	(4)	13
Net Income Attributable to Xerox	225	(18)	207	12	(4)	8

Basic Earnings per Share:
Continuing operations	$0.64	$(0.06)	$0.58	$0.73	$(0.01)	$0.72
Total	$0.79	$(0.07)	$0.72	$0.02	$(0.01)	$0.01

Diluted Earnings per Share:
Continuing operations	$0.63	$(0.06)	$0.57	$0.72	$(0.01)	$0.71
Total	$0.78	$(0.07)	$0.71	$0.02	$(0.01)	$0.01

Non-GAAP Measures
Adjusted Net Income	$229	$(18)	$211	$225	$(4)	$221
Adjusted EPS	$0.79	$(0.06)	$0.73	$0.80	$(0.02)	$0.78

Adjusted Operating Profit (1)	$343	$(18)	$325	$353	$(4)	$349
Adjusted Operating Margin	12.2%		11.6%	12.1%		11.9%

	Three Months Ended September 30, 2015			Three Months Ended December 31, 2015
(in millions)	As Reported	Adjustment	As Revised	As Reported	Adjustment	As Revised
Equity in net income of unconsolidated affiliates	$40	$—	$40	$32	$(4)	$28
Income from Continuing Operations	206	—	206	261	(4)	257
Net (Loss) Income	(31)	—	(31)	276	(4)	272
Net (Loss) Income Attributable to Xerox	(34)	—	(34)	271	(4)	267

Basic (Loss) Earnings per Share:
Continuing operations	$0.75	$—	$0.75	$0.99	$(0.02)	$0.97
Total	$(0.16)	$—	$(0.16)	$1.05	$(0.02)	$1.03

Diluted (Loss) Earnings per Share:
Continuing operations	$0.75	$—	$0.75	$0.98	$(0.02)	$0.96
Total	$(0.16)	$—	$(0.16)	$1.04	$(0.02)	$1.02

Non-GAAP Measures
Adjusted Net Income	$239	$—	$239	$285	$(4)	$281
Adjusted EPS	$0.88	$—	$0.88	$1.09	$(0.01)	$1.08

Adjusted Operating Profit (1)	$372	$—	$372	$393	$(4)	$389
Adjusted Operating Margin	13.4%		13.4%	13.3%		13.2%
____________________________
(1) As reported Adjusted Operating Profit excludes Fuji Xerox restructuring charges.
NOTE: The sum of quarterly earnings per share may differ from the full-year amounts due to rounding, or in the case of diluted earnings per share, because securities that are anti-dilutive in certain quarters may not be anti-dilutive on a full year-year basis.